Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Richard Broome
239.552.5558
rbroome@hertz.com

TOM KENNEDY APPOINTED HERTZ CFO

PARK RIDGE, NJ, December 2, 2013 — The Hertz Corporation (NYSE: HTZ) announced today that Thomas (Tom) C. Kennedy has been appointed Senior Executive Vice President and Chief Financial Officer, effective December 9, 2013.   David J. Rosenberg, who has been serving as interim Chief Financial Officer since October 1, 2013, will assist Mr. Kennedy during a transition period, before taking on another senior role in the Company’s Finance area.

Mr. Kennedy has been serving as Executive Vice President and Chief Financial Officer of Hilton Worldwide, Inc. since 2008.  In this capacity, he has been instrumental in driving the transformation of Hilton including balance sheet restructuring and deleveraging initiatives, financial planning and forecasting process improvements, and companywide efficiency programs, all leading to significant shareholder value creation.  From 2003 through 2007, Mr. Kennedy served as Executive Vice President and Chief Financial Officer for the Vanguard Car Rental Group (National Car Rental and Alamo Rent-A-Car brands).  He was part of the senior leadership team which engineered the transformation and ultimate sale of Vanguard’s European business to Eurazeo and the sale of the North American business to Enterprise Rent-a-Car.  At Hilton and Vanguard, Mr. Kennedy also helped lead headquarter relocation initiatives.  From 1992 through 2003, Mr. Kennedy worked for Northwest Airlines, Inc. in numerous roles with increasing management responsibility, primarily in the company’s financial areas, including serving two years as the financial controller for Asia based in Tokyo, Japan.   Mr. Kennedy was Senior Vice President and Controller when he left Northwest for Vanguard in 2003.   He holds a BA degree in Economics, summa cum laude, from Tulane University and an MBA from Harvard University.

“Tom has demonstrated excellent leadership skills in two previous CFO assignments with multi-national, travel industry companies,” said Hertz Chairman and Chief Executive Officer Mark P. Frissora.  “His experience will be invaluable at Hertz as we continue to integrate Dollar Thrifty and evaluate strategic options and future capital deployment strategies going forward,” Frissora added.

About Hertz

Hertz Global Holdings, through its subsidiary The Hertz Corporation (“Hertz,” the “Company” or “we”), operates its car rental business through the Hertz, Dollar and Thrifty brands from approximately 10,460 corporate, licensee and franchisee locations in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz is the largest worldwide airport general use car rental brand, operating from approximately 8,960 corporate and licensee locations in approximately 150 countries. Our Dollar and Thrifty brands have approximately 1,500 corporate and franchisee locations in 85 countries. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. We are one of the only car rental companies that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We believe that we maintain the leading airport car rental brand market share, by overall reported revenues, in the United States and at 120 major airports in Europe where we have company-operated locations and where data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by overall reported revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through approximately 340 branches in the United States, Canada, France, Spain, China and Saudi Arabia, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965. We also own Donlen Corporation, based in Northbrook, Illinois, which is a leader in providing fleet leasing and management services.

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